DELCATH SYSTEMS, INC., #4460492
DELCATH SYSTEMS, INC. SECOND QUARTER 2011
CORPORATE UPDATE CONFERENCE CALL
August 3rd, 2011, 4:30 PM ET
Chairperson:  Doug Sherk (Mgmt.)

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to the Delcath Second Quarter 2011 Corporate Update Conference Call.  During today's presentation, all parties will be placed in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  If you're using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, Wednesday, August 3rd, 2011.

I would now like to turn the conference over to Doug Sherk. Please go ahead.

Doug Sherk:
Thank you, Operator, and good afternoon, everyone.  Thank you for joining us today for this conference call and webcast to provide an update on Delcath's corporate progress.  A replay of the conference call will be available beginning approximately one hour after the call's conclusion and will be available for seven days.  The Operator will provide replay details at the conclusion of today's call.  The live webcast of this call is available at www.delcath.com, and the call will also be archived on the Company's website.

Before we begin, let me quickly reference the Private Securities Litigation Reform Act of 1995, which provides a Safe Harbor for forward-looking statements made by the Company.  Today's call may contain forward-looking statements which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to, uncertainties relating to the Company's ability to successfully establish European operations, centers of excellence and build sufficient inventory to support the EU commercial launch in a timely manner; adoption, use and resulting sales, if any, for the Hepatic CHEMOSAT delivery system in the EEA;  the Company’s ability  to successfully obtain interim and permanent reimbursement for the CHEMOSAT delivery system in various countries in the EEA; the Company’s ability to successfully address the issues raised in the Refuse to File letter from the FDA and complete the resubmission of the new drug application to the FDA by the end of 2011; acceptance for review by the FDA of our NDA application; approval of our NDA by the FDA and corresponding adoption, use and revenue, if any, in the United States;   the Company's ability to secure regulatory approval of the Chemosaturation system in foreign markets outside the

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EEA and USA; our ability to successfully complete research and development projects including the high efficiency filter project; approval of current or future drug delivery systems including the high efficiency filters for existing or new indications and/or chemotherapeutic drugs; our ability to manufacture product to adequately support our commercial and clinical needs; actions by regulatory authorities; the Company's ability to complete the Phase 2 and Phase 3 manuscripts and submit for publication; our ability to timely initiate and enroll patients in future clinical trials and corresponding results of such trials; patient participation in the expanded access program in the USA and results from such clinical procedures; our ability to successfully enter into distribution and strategic partnership agreements in certain foreign markets and corresponding revenue, if any, in such markets; changes in the healthcare environment, including reimbursement and overall economic conditions; and uncertainties regarding the ability to obtain financial and other resources for any research, development and commercialization activity.  These factors and others are discussed from time to time in filings with the SEC, including the Form 10-K for the fiscal year ended December 31, 2010, which was filed on March 8th, 2011 and the Form 10Q for the fiscal quarter ended June 30, 2011 which will be filed tomorrow, August 4, 2011.  You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made.  The Company has no obligations to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

In addition, during today's call, we realize that many of you may have questions and in order to provide the maximum opportunity to ask questions, we will be limiting each participant to two questions and encourage you to re-queue to ask additional questions.  Management has allocated one hour for today’s progress report call.

Now, I would like to turn the call over to Eamonn Hobbs, President and Chief Executive Officer of Delcath Systems.

Eamonn Hobbs:
Thanks Doug, and good afternoon, everyone.  With me today are Dave McDonald, our Chief Financial Officer; and Krishna Kandarpa, our Chief Medical Officer and Executive Vice President of Research and Development.

Today we’d like to update you on our recent progress on a variety of fronts, including European commercialization efforts, future clinical development programs, clinical publications and the status of U.S. and other international regulatory submissions.

The process of transitioning from a development stage company to a commercial enterprise is well underway and the remainder of 2011 is going to be an exceptionally busy time for our team. Among the initiatives underway are: implementation of the necessary infrastructure in

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preparation for our commercial launch in Europe; finalizing price analysis in preparation for European commercial launch; initiation of the reimbursement process in targeted European markets; presentation of our Phase 2 Metastatic Neuroendocrine data and updated Phase 3 Metastatic Melanoma data at three major scientific meetings in Europe and Asia this fall; submission of these data to major medical journals for publication; preparation of plans for new Phase 2 and Phase 3 clinical trials in two new disease states, metastatic colorectal patients and primary liver cancer; preparation for the initiation of the previously FDA approved Expanded Access Program for treatment of patients in the United States; recent submission of our regulatory filing in Australia; preparation of additional filings in South America and Asia; preliminary evaluation of CHEMOSAT with melphalan in other tumor types; and finally, our high efficiency filter technology in use with other anti-cancer agents for the potential future expansion of our product platform.

So the next six months will be a very busy and productive period, culminating in what we expect will be a successful commercial launch in Europe and establishment of a number of new growth opportunities for the Company.  With that general overview, let me now provide you some additional details on our plans.

In April, we received CE Mark approval for our Hepatic CHEMOSAT Delivery System for intra-arterial administration of chemotherapeutic agent (melphalan hydrochloride) to the liver.  The CE Mark allows us to promote and sell CHEMOSAT in the 30 countries in the European Economic Area, or EEA.  Importantly, CHEMOSAT received a broad indication that permits physicians to use it to deliver melphalan to the liver.  Physicians, in their own professional judgment, may use the CHEMOSAT delivery system on any liver cancer patient they believe will benefit, and the indication is not limited to treatment of metastatic melanoma to the liver as studied in our U.S. Phase 3 program.  We believe the broad indication in our CE Mark represents a potential $3 billion long term annual market opportunity in the EEA and that CHEMOSAT may ultimately fulfill an annual unmet clinical need for as many as 100,000 liver cancer patients in this market.

Since receiving the CE Mark, we've been working diligently to establish the operational and commercial infrastructure in Europe to begin addressing this opportunity.  As we announced yesterday, we have formed Delcath Systems Limited, our Irish subsidiary under which we will establish our European operations, and have begun recruiting our EU field staff. Our EU operations will be headquartered in the city of Galway, Ireland.  Galway is the European home for many international medical device and pharmaceutical companies attracted by the pro-business environment, efficient tax system, logistical and cost advantages, as well as deep pool of qualified management talent. As part of establishing our EU operations base, we successfully negotiated and will receive a grant

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from IDA Ireland, an agency of the Irish Government dedicated to attracting foreign investment to the country.  The grant will help support our initial staffing plans for marketing, sales and logistics support personnel.  We expect to open our EU headquarters in the fall of this year.

Our initial commercialization plan focuses on the six largest EU countries, which we estimate represent approximately 70% of the market opportunity there. To launch CHEMOSAT in these countries, we are building a specialized marketing, sales and clinical support team. We will utilize a combination of distribution channels to reach the key cancer treatment decision makers and the specialists involved in performing procedures using CHEMOSAT. We will detail the medical oncologists via clinical data presentations on the benefits that CHEMOSAT can provide via a contract sales organization, or CSO, that has a current presence in the EU oncology market.  This is important because the medical oncologist typically has the greatest influence over how cancer patients are treated and will provide a “push” of patients to the “pull” of the interventional radiologist that will perform the CHEMOSAT procedure. To support the CSO, we intend to launch a general awareness campaign involving media and patient advocacy outreach, professional education via seminars, medical conferences and the internet, and advertisements in targeted print and digital channels.  To sell to and train the interventional radiologists, the hospital-based physicians and their support teams that we expect to perform the chemosaturation procedure, we are building direct sales and clinical support teams and a network of third party distributors. We are in the process of hiring our direct sales organization for Northern European countries, with the objective of commencing direct sales activities by year-end.  At the same time, we are currently engaged in discussions with multiple potential specialty distributor partners to cover countries in Southern Europe.  Distribution partnering arrangements in select international markets are beneficial because they leverage long-standing relationships between distributors and hospitals and allow us to capitalize on local marketing expertise in the countries we target. They also tend to be cost effective and can be implemented quickly.

To further help drive clinical adoption of chemosaturation, we are working on establishing Centers of Clinical Excellence in the major European countries.  These innovative centers will serve as research and training hubs, and will teach best practices for chemosaturation therapy using the CHEMOSAT system.  In recent months we have met with and reviewed a number of prospective centers to evaluate their facility, determine their fit with respect to the experience, number and types of patients treated and gauge their level of interest in participating in our Center of Excellence program.   Following these meetings and our analysis, I am pleased to report that a number of important European facilities have expressed an interest in participating in our program and we have now targeted a short list of centers and have begun negotiations with a number of them.  Our goal is to secure six to eight centers to support the product’s initial

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introduction in these markets and we anticipate completing our first clinical cases by the end of the year.

Turning now to our reimbursement strategy for the CHEMOSAT system, we intend to seek reimbursement for chemosaturation procedures and are confident that such procedures will be reimbursed both in the near-term and long-term.  In the near-term, we intend to pursue two methods to help early CHEMOSAT adopters secure payment.  First, in certain EU countries doctors will be able to use existing DRG codes for reimbursement for chemosaturation procedures.  Second, we expect hospitals and doctors in EU markets to be reimbursed for the procedure under a variety of interim reimbursement programs that are available for new medical technology treatments in individual countries.  We intend to seek funding under these existing new technology reimbursement channels in the major EU markets, including Germany, France, the UK and Spain.  We are optimistic about securing reimbursement for the CHEMOSAT system given these avenues as well as the fact that other oncology therapies such as chemoembolization and radioembolization are commonly reimbursed, despite lacking randomized data such as we have.

Regarding long term reimbursement, it's important to remember that in the European Union there is no centralized medical device reimbursement body.  The medical device reimbursement systems can vary significantly from country, region to region, with national and local level decision-makers potentially influencing the reimbursement process.  To assist with our reimbursement strategy, we've retained experts to obtain new procedure-specific DRG coding and to establish permanent reimbursement in the major EU markets.  Toward that end, we are working with consultants to prepare submissions to the regional and national authorities to establish permanent reimbursement; a process we expect may take 18 to 36 months, depending on each country.

Now, for an update on the status of our clinical publications and new clinical trials, I'd like to turn the call over to Dr. Kris Kandarpa, our Chief Medical Officer. Kris?

Krishna Kandarpa:	Thank you, Eamonn. I'll begin with the status of publication of the results from our clinical trials.

Currently the principal investigator is completing the manuscript for the neuroendocrine tumor data from the Phase 1 and Phase 2 studies, and we expect to submit it by the end of this month to a peer review journal.  An abstract of this data has been accepted for an oral presentation at the Cardiovascular and Interventional Radiology Society of Europe meeting in Munich on September 12th.  Different aspects of the NET data will also be presented at a poster session at the European Society of Medical Oncology meeting (or ESMO) in Stockholm on September 24th; followed immediately by an oral presentation at the Asian-Pacific Hepato-

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Pancreato-Biliary Association Congress in Melbourne, Australia on September 30th.

With respect to publication of data from the Phase 3 pivotal trial in metastatic melanoma, we now expect article submissions to two journals.  We believe the first article on the initial Phase 3 data with updated efficacy will be completed by the principal investigator and submitted in September.  The updated Phase 3 data covered in the first article will be discussed in an oral presentation at the ESMO meeting on September 24th.  This abstract will become available online at the ESMO meeting website on the morning of the presentation.

The second article submission of the Phase 3 data will incorporate the additional data currently being collected for our expected NDA resubmission.  The principal investigators believe the additional data will yield important new information, and expect to submit the updated Phase 3 trial data to a top tier journal following its analysis.  We expect presentations of this data will follow at medical congresses.

Turning now to the new clinical trials we have in our plans, we expect to commence enrollment in a number of global studies in the second half of 2012 for other tumor types in the liver such as primary liver cancer and metastatic colorectal cancer. These will take the form of both Phase 2 and Phase 3 trials for registration purposes as well as post-approval, Phase 4 studies and registries designed to support commercial adoption.  Specifically, some of our initial plans using the high efficiency filter include: one, the global randomized hepatocellular carcinoma Phase 3 registration study for patients who have failed sorafenib or Nexavar versus best supportive care; two, a global hepatocellular carcinoma first line randomized Phase 4 study comparing chemosaturation directly to sorafenib; and three, a Phase 2 single-arm study of patients with colorectal cancer that is metastatic to the liver and is refractory to first line systemic chemotherapy.  We anticipate the global hepatocellular carcinoma clinical study with melphalan will include centers from Taiwan.  We're working with our partner Chi-Fu to prepare for the launch of the study in the second half of 2012.  Although previously we expected to do the study exclusively in Taiwan, we now believe a global study will be more scientifically rigorous and achieve greater acceptance from the medical community.

I'm also pleased to announce that following a substantial increase in our regulatory clinical and commercial resources in the past year, and further input from both the physician and patient communities, we plan to implement an Expanded Access Program at several sites in the US by early 2012.  The centers we have selected for the Expanded Access Program were the highest enrolling centers in the Phase 3 study and had excellent results. As a reminder, the protocol will be similar to the Phase 3 metastatic melanoma study with the exception that there will be no

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randomization; all patients will receive chemosaturation therapy. While the Expanded Access Program was allowed by the FDA in February 2010, our collective focus on gaining regulatory approvals and limited resources at the time prevented us from implementing the program.

With that update, I will turn it back to Eamonn.

Eamonn Hobbs:	Thanks, Kris.

Let's turn now to the regulatory front and the resubmission of our New Drug Application to the US FDA.

Since meeting with the FDA last April, we have engaged an oncology focused contract research organization to perform a review of patient records at the sites that participated in our Phase 1, Phase 2 and Phase 3 clinical studies.  It is our intention to collect all of the additional safety data requested by the FDA as well any other safety information that may be in the patient’s medical records.  We believe this additional information and data will create the most compelling, clear and complete NDA application possible in order to allow the FDA to ultimately review the overall risk-benefit profile with the Chemosaturation System.  Based upon feedback received to-date, our objective continues to be to have everything completed and resubmitted by the end of the year.

In addition to Europe and the US, let me briefly mention our intention to target approval from regulatory bodies or agencies in other countries.  We are executing on our plan to leverage the CE Mark to gain regulatory acceptance in other countries.  The CE Mark is a very important regulatory milestone.  While it is granted by the European Commission, the CE Mark is recognized by many countries in the world outside of the United States and accepted as a prerequisite for a regulatory approval.  I'm pleased to report that we recently filed an application with the Australian Therapeutic Goods Administration for the CHEMOSAT System and we currently expect potential approval from the Australian regulatory authority by the end of this year.  We also are exploring commercialization opportunities in other emerging markets and plan to seek regulatory acceptance in countries in Asia, particularly Hong Kong, Singapore and Korea, followed by South America, Central America, Canada and certain countries in the Middle East.

One aspect of our strategy to build market acceptance of the Chemosaturation System is the development of next generation filters.  We have internally developed a new second generation high efficiency filter technology for our Chemosaturation System that during in vitro testing removes 98% or more of melphalan from the blood.  Assuming this efficacy level doesn't change in a clinical setting, this represents a significant improvement over the first generation filter that removed approximately 75% on average.  The high efficiency filter was developed

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to greatly reduce any potential systemic toxicity associated with melphalan.  We believe this high level filtration technology should provide tremendous benefits for patients and clinicians.  Importantly, with reduced systemic toxicity, we believe that the new filter should allow medical oncologists to continue treating their patients systemically either before or shortly after receiving our treatment.  For cancers outside of the liver, such as virtually all metastatic cancers where the primary tumor came from an organ other than the liver, this is very important.  We believe the new filtering technology is a significant advancement and we're very excited about it.  We expect to roll out the high efficiency filter for our commercial launch in Europe in 2012, utilize it in the clinical studies Kris previously described, and add it to our Expanded Access Program in the United States after filing an amended IND application with the FDA.  This would provide us with US clinical data that we can use as part of the support of an NDA supplement for the high efficiency filter.

Now I'll turn the call over to Dave McDonald, our Chief Financial Officer, for an update on our financial picture. Dave?

Dave McDonald:	Thanks, Eamonn. Good afternoon, everybody. I'll be reviewing our second quarter financials for the three month period ending June 30th, 2011.

Starting with the balance sheet.  The cash balance at the end of the quarter was $31.1 million.  But following the quarter we significantly strengthened the balance sheet by adding approximately $23.5 million of net proceeds through the sale of 5 million shares of common stock.  This offering brought the cash balance at the end of July to just under $53  million.  This cash should provide us with the resources to properly support the existing activities as we continue to move forward with our commercialization plans in Europe, as well as for an expanded clinical development program we've already discussed today.

Turning to recent cash usage, our monthly cash burn in the second quarter was approximately $2.7 million.  This was up slightly from $2.6 million per month rate in the first quarter, and compared with $1.9 million per month in the year ago period.  All these numbers exclude any impact of financing activities, exercise of stock options, etcetera.  Going forward, the additional commercialization expenses associated with the European launch, the FDA submission cost, and investments in the clinical program are expected to lead to a higher monthly cash burn.  At this point we believe the average monthly cash burn over the coming months will be approximately $3 million per month.

With respect to the income statement, total cost and expenses during the second quarter were $10.5 million, a 26% increase over the prior year period.  Of this, approximately $1.2 million was related to non-cash equity

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compensation expense.  General and administrative expenses grew 41% to $5.2 million, driven by a more than tripling of sales and marketing expenses, reflecting the continued build-out of that group in preparation for the commercial launch in Europe.  Research and development expenses rose 14% to 5.3 million, as a result of the increased hiring for research projects such as the high efficiency filter that offset a decline in clinical expenses following the conclusion of the Phase 3 study.  With respect to headcount, at the end of June, we had 51 employees, which is a 59% increase compared to June of 2010.

With that brief update, I'd like to turn the call back over to Eamonn for closing remarks.

Eamonn Hobbs:	Thanks, Dave.

As you can see, we have a very busy fall ahead of us.  In summary, we are making good progress in our commercial preparation for Europe and continue to plan for initial commercial use by December 2011 with full commercial launch in 2012.  We have retained reimbursement experts to help obtain new procedure-specific coding and payment and believe we have a sound strategy for near term reimbursement.  Our Phase 2 and Phase 3 data will be featured at multiple scientific meetings this fall, and we anticipate journal article submissions around that time.  At the same time we are diligently working to prepare our NDA submission to the FDA.  We are leveraging the CE Mark to seek regulatory approval for CHEMOSAT in other countries and have already filed for regulatory approval in Australia.  We are investing in R&D and clinical programs to potentially expand the CHEMOSAT product platform by evaluating its efficacy in treating other tumor types and in use with other oncology drugs as well as preparing to offer Chemosaturation to US patients via an expanded access program.  Finally, with our recent financing, we have strengthened our balance sheet and can properly fund existing activities.  We look forward to keeping our shareholders up-to-date on our progress.

Thank you. With those opening remarks, Operator, we're ready to take questions.

Operator:
Thank you.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  If you're using speaker equipment, you will need to lift the handset before making your selection.  Please ask one question and one follow-up and re-queue for additional questions.

And our first question comes from the line of Matt Dolan with Roth Capital Partners. Please go ahead.

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Matt Dolan:	Hi, guys. Good afternoon. Thanks for taking my questions.

Speakers:	Hey, Matt.

Matt Dolan:
Hey.  First one on the European roll-out, can you give us a feel for how aggressive you're going to be - I know you had some commentary around reimbursement and your confidence that the treatment will be covered - but maybe you could kind of bracket how aggressively we should think about revenue contributions from Europe upon commercialization late this year?

Eamonn Hobbs:
Well the initiation of commercial operations will happen in late this year, so, I wouldn't expect any material revenues in calendar 2011.  For 2012, we're looking to spend at least the first half of the year really fleshing out our marketing plan, our marketing mix of positioning the product, the validating all our marketing assumptions to make sure that we really can ramp the commercial operations up aggressively in the second half of the year.  So I would point to the second half of the year as being where the test market ends and full blown marketing with a tested marketing thesis going into action.  The combination of a contract sales organization that is already on the ground and has relationships with medical oncologists, combined with our database with regards to melanoma mets and neuroendocrine mets, has a potential to really allow us to drive penetration and uptake of the procedure.

We've been conducting EU focus groups with medical oncologists, at every opportunity, all the major medical oncology meetings, and will continue to do so, and the feedback we've been getting from the medical oncologists as well as the interventional radiologists in Europe is that they're comfortable that they will be able to use either existing codes to be paid out of the gate or will be able to secure interim reimbursement from new technology programs that are already in place to deal with new technologies such as ours, immediately.

So, maybe, Dave, you could have something to add as far as revenue ramp in the second half of the year?

Dave McDonald:
Now we're not ready to forecast revenue ramp, so I mean I think as Eamonn said we had the pleasure of spending the last week in Europe talking with some of these potential centers of excellence and physicians and the interest is very high.  They do seem very excited certainly about the areas where we've got great data, but it's a little too early to speculate on revenues in the second half.

Eamonn Hobbs:
The only color I would add to that on a qualitative basis rather than quantitative is, being a device and drug combination in the United States and being a—our device and another companies' drug in Europe, it is—if you look for benchmarks, I would suggest you look for devices that have

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ramped based on very solid Phase 3 randomized data being available when the commercial launch took place.  As you're well aware, European medical device launches are typically not associated with robust clinical data, and the ramps can take many, many, many years to reach maximum penetration, where drugs are most often, always, introduced with robust clinical data, such as the kind of data we have.  So there's a pretty short list of devices that have been introduced in Europe that have had robust data sets such as drug alluding ...

Speaker:	Hello?

Operator:
Pardon me, ladies and gentlemen, we are experiencing technical difficulties at this time.  Please hold on the line.  Once again, we are experiencing technical difficulties at this time.  Please continue to hold on the line.

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Ladies and gentlemen, we are experiencing technical difficulties at this time.  Please continue to hold on the line.  Once again, we are experiencing technical difficulties.  Please continue to hold on the line.

Ladies and gentlemen, we are experiencing technical difficulties at this time.  Please continue to hold.  Once again, we are experiencing technical difficulties at this time.  Please continue to hold on the line.

Ladies and gentlemen, thank you for standing by.  Due to technical difficulties, the conference has concluded.  You may listen to a replay of today's conference by dialing 303-590-3030 or 1-800-406-7325, using the access code of 4460492.   Once again, thank you for standing by.  The conference has concluded.  You may now disconnect.

END

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